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EXHIBIT 99B.4
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SELECTED CONSOLIDATED DATA (UNAUDITED)                  U S WEST, Inc.
                                              Six Months Ended
Dollars in millions,                              June 30,
except per share amounts                       1994      1993   % Change
- - -------------------------------------------------------------- --------
U S WEST, Inc. SELECTED STATISTICS

EBITDA                                       $2,287    $2,121      7.8
EBITDA margin                                  42.8%     42.0%     -
Capital expenditures                         $1,227    $1,006     22.0
Return on shareowners' equity (Note 1)         22.1%     13.9%     -
Debt-to-capital ratio (Note 2)                 52.3%     55.1%#    -
Dividends per share                           $1.07     $1.07      -
Average shares outstanding (thousands)      449,024   415,529      8.1
Shares outstanding (thousands)              454,299   416,416      9.1
Employees                                    61,320    61,876     (0.9)

TELEPHONE COMPANY STATISTICS

 Access lines (thousands):
  Business                                    3,961     3,812      3.9
  Consumer                                   10,048     9,719      3.4
     Total access lines (Note 3)             14,009    13,531      3.5

 Billed access minutes of use (millions):
  Interstate                                 21,507    19,931      7.9
  Intrastate                                  4,123     3,657     12.7
     Total access minutes of use             25,630    23,588      8.7

 EBITDA                                      $2,012    $1,877      7.2
 EBITDA margin                                 45.1%     43.7%     -
 Debt-to-capital ratio                         61.3%     63.0%#    -
 Capital expenditures                        $1,110      $900     23.3
 Employees                                   49,252    50,783     (3.0)

CELLULAR REVENUE AND
SELECTED STATISTICS

 Cellular service revenue                    $285.8    $201.9     41.6
 Cellular equipment revenue                   $51.0     $23.3      -

 Cellular operating cash flow (EBITDA)        $80.7     $49.4     63.4
 Cellular operating cash flow margin           28.2%     24.5%     -

 Cellular subscribers                       738,000   475,000     55.4
 Total adjusted POPs (millions)                18.0      17.4      3.4
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[FN]
# As of December 31, 1993.
Note 1: Based on income from continuing operations.
Note 2: 1994 and 1993 debt-to-capital ratio including discontinued operations is 56.7% and 59.7%.
Note 3: Access line growth, excluding 1994 rural exchange sales of 38,000 lines, was 3.8 %.